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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
NVIDIA Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NVIDIA CORPORATION
2701 SAN TOMAS EXPRESSWAY
SANTA CLARA, CALIFORNIA 95050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 21, 2005

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of NVIDIA Corporation, a Delaware corporation. The meeting will be held on Thursday, July 21, 2005 at 9:00 a.m. local time at our executive offices, 2701 San Tomas Expressway, Santa Clara, California, for the following purposes:

  1.
  To elect three directors to hold office until the 2008 Annual Meeting of Stockholders.

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2006.

  3.
  To conduct any other business properly brought before the Annual Meeting.

        These items of business are more fully described in the proxy statement accompanying this notice.

        Only stockholders of record at the close of business on May 23, 2005 are entitled to notice of, and to vote at the annual meeting or any adjournment or postponement thereof. For 10 days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available at our executive offices, 2701 San Tomas Expressway, Santa Clara, California. If you would like to view the stockholder list, please call our Stock Administration department at (408) 486-2000 to schedule an appointment.

        Your vote is important. Whether or not you plan to attend the annual meeting, PLEASE VOTE YOUR SHARES. You may vote your shares over the telephone or Internet as instructed in the accompanying materials, or by returning a complete, dated and signed proxy card. If you plan to vote by proxy card, please do so as promptly as possible in order to ensure that we receive your vote. A postage pre-paid envelope is enclosed for your convenience. Please note that if your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must obtain a proxy card issued in your name from that broker, bank or other nominee.

        We look forward to seeing you at the annual meeting.

By Order of the Board of Directors

David M. Shannon Secretary
Santa Clara, California May 31, 2005

NVIDIA CORPORATION
2701 SAN TOMAS EXPRESSWAY
SANTA CLARA, CALIFORNIA 95050

PROXY STATEMENT
FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
JULY 21, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        You received this proxy statement and the enclosed proxy card because the Board of Directors of NVIDIA Corporation, or the Board, is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting, however, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

        We intend to mail this proxy statement and accompanying proxy card to all stockholders of record entitled to vote at the annual meeting on or about June 6, 2005.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on May 23, 2005 will be entitled to vote at the annual meeting. On the record date, there were 169,438,219 shares of common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a "street name" or beneficial holder?

  Stockholder of Record.    If on May 23, 2005 your shares were registered directly in your name with Mellon Investor Services LLC, our transfer agent, then you are a stockholder of record.

  Beneficial Owner.    If on May 23, 2005 your shares were held in a stock brokerage account or by a bank or other nominee you are considered the beneficial owner of the shares, then your shares are held in "street name." If you are a beneficial owner, these proxy materials are being forwarded to you by your broker. As a beneficial owner, you have the right to direct your broker on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you will be unable to vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker.

What am I voting on?

        There are two matters scheduled for a vote:

  •
  the election of three directors; and

  •
  the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2006.

        In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

May I vote by proxy card, by telephone or over the Internet?

Stockholder of Record.    If you are a stockholder of record, there are four ways for you to vote your shares.

  In Person.    You may vote in person by coming to the annual meeting and we will give you a ballot when you arrive. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy prior to the annual meeting to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

  By Proxy.    To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  By Telephone.    To vote by telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Control Number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Daylight Savings Time on July 20, 2005 to be counted.

  Over the Internet.    To vote on the Internet, go to http://www.proxyvoting.com/nvda to complete an electronic proxy card. You will be asked to provide Control Number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Daylight Savings Time on July 20, 2005 to be counted.

Beneficial Owner

        If you hold shares in street name, your shares are registered in the name of your broker and you should have received a proxy card and Voting Instruction Form with these proxy materials from your broker rather than from NVIDIA. You should follow the Voting Instruction Form in order to instruct your broker to vote your shares. The broker holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. If your Voting Instruction Form does not include telephone or Internet instructions, please complete and return your Voting Instruction Form by mail. To vote in person at the annual meeting, you must obtain a valid proxy from your broker.

What is a broker non-vote?

        Brokers that hold shares of NVIDIA common stock in street name for a beneficial owner typically have the authority to vote on "routine" proposals, such as the two proposals to be voted on at our annual meeting, when the broker has not received instructions from a beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the issuance of NVIDIA common stock. If your NVIDIA common stock is held in street name, your broker will vote your shares on "non-routine" proposals only if you provide the broker with instructions on how to vote in accordance with the Voting Instruction Form forwarded to you by your broker.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count "For" votes, "Against" votes, abstentions and broker non-votes. With regard to Proposal 1, the election of three members of our Board, you may withhold your vote for a particular nominee. Withheld votes will not be voted with respect to the directors indicated, and they will not be included in the tabulation of votes cast. Therefore, withheld votes will have no effect on the outcome of Proposal 1.

        To be approved, Proposal 2, the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, must receive a "For" vote by the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you "Abstain" from voting, it will have the same effect as an "Against" vote. If you do not vote, it will have no effect. Broker non-votes will also have no effect.

        If you are a stockholder of record and you returned a signed and dated proxy card without marking any voting selections, your shares will be voted "For" both of the Proposals. If any other matter is properly presented at the annual meeting, either Jen-Hsun Huang or Marvin D. Burkett as your proxy will vote your shares using his best judgment.

May I change my vote after submitting my proxy?

        Yes. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the annual meeting in any one of the following four ways:

  •
  you may submit another properly completed proxy card with a later date;

  •
  you may send a written notice that you are revoking your proxy to our Secretary at 2701 San Tomas Expressway, Santa Clara, California 95050;

  •
  you may attend the annual meeting and vote in person; or

  •
  you may submit another proxy by telephone or Internet after you have already provided an earlier proxy.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented at the annual meeting either in person or by proxy. On the record date, there were 169,438,219 outstanding and entitled to vote meaning that 84,719,110 shares must be represented in person or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum, a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

How many votes are needed to approve each proposal?

        For Proposal 1, the election of directors, the three nominees receiving the most "For" votes will be elected.

        To be approved, Proposal 2, the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, must receive a "For" vote by the holders of a majority of the shares present in person or represented by proxy and be entitled to vote at the annual meeting.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for our second quarter ended July 31, 2005.

May I receive materials electronically in the future?

        We encourage all of our stockholders of record and beneficial stockholders to receive future financial communications, including our Annual Report on Form 10-K, or annual report, proxy statement and other documents via the Internet. Receiving these documents electronically will assist us in controlling the costs related to the printing and distribution of these materials. If you are a stockholder of record, you may elect to receive future communications electronically by following the instructions included on your proxy card. If you are a beneficial holder you will need to follow the instructions provided in the Voting Instruction Form included by your broker with this proxy statement.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you received more than one proxy card, your shares are registered in more than one name or are held in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one proxy card for each account or name, please contact your broker.

What does it mean if multiple members of my household are stockholders but we only received one set of proxy materials?

        In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one annual report and proxy statement to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. If any stockholder residing at such an address wishes to receive a separate set of documents in the future, they may telephone our Stock Administration department at (408) 486-2000 or write to our Stock Administration department at 2701 San Tomas Expressway, Santa Clara, California 95050.

When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by February 6, 2006 to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, CA 95050, Attention: Secretary. If you wish to submit a proposal that is not to be included in next year's proxy materials, but that may be considered at the 2006 Annual Meeting, you must do so by no earlier than the close of business on March 26, 2006 and no later than the close of business on April 24, 2006.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

PROPOSAL 1
ELECTION OF BOARD OF DIRECTORS AND COMMITTEES

        Our Board is comprised of nine members and is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class, and until the director's successor is duly elected and qualified, or until the director's resignation or removal.

        There are three directors in the class whose term of office expires this year. Messrs. Harvey C. Jones and William J. Miller are currently directors of NVIDIA and were previously elected by the stockholders. Dr. Steven Chu is currently a director of NVIDIA and was appointed to the Board in July 2004. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees for election to this class, and unanimously recommended that each nominee be submitted for re-election to the Board. If elected at the annual meeting, each of these nominees would serve until the 2008 annual meeting and until his successor is duly elected and qualified, or until the director's resignation or removal. In May 2005, the Board appointed Mr. Perry to the Board.

        The Board expects all nominees listed below to be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board. Your proxy will be voted FOR the election of these nominees, unless you instruct otherwise. We encourage our directors to attend the annual meeting and at least one member of the Board in addition to Mr. Huang will be present at our 2005 annual meeting. Mr. Huang was the only director present at our 2004 annual meeting and has been at all of our annual meetings since our inception.

Nominees for Election for a Three-year Term Expiring at Our 2008 Annual Meeting

Steven Chu, Ph.D. Director since July 2004 Age 57	Dr. Chu became the Director of the Lawrence Berkeley National Laboratory, a research laboratory of the Department of Energy managed by the University of California on August 1, 2004. From 1987 to August 2004, Dr. Chu served as a Professor of Physics and Applied Physics at Stanford University. At Stanford, Dr. Chu served as Chair of the Physics Department from 1990 through 1993 and from 1999 through 2001. From 1983 to 1987, Dr. Chu served as the head of the Quantum Electronics Research Department at AT&T Bell Laboratories, the research division of AT&T Corp., a telecommunications company. In 1997, Dr. Chu, with two colleagues at National Institute of Standards and Technology and College de France, were awarded the Nobel Prize in physics for the development of methods to cool and trap atoms with laser light. Dr. Chu serves on the Board of Trustees of the University of Rochester and on the Board of Directors of The William and Flora Hewlett Foundation. Dr. Chu holds an A.B. degree in Mathematics and a B.S. degree in Physics from the University of Rochester and a Ph.D. in Physics from the University of California at Berkeley.

Harvey C. Jones Director since November 1993 Age 52
Mr. Jones is the Chairman of the Board of Directors of Tensilica Inc., a privately-held company he co-founded in 1997. Tensilica designs and licenses application-specific microprocessors for use in high-volume embedded systems. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys, Inc., an electronic design automation software company, where he served as Chief Executive Officer through January 1994 and as Executive Chairman of the Board of Directors until February 1998. Prior to Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a computer-aided engineering company that he co-founded in 1981. Mr. Jones currently serves on the Board of Directors of Wind River Systems, Inc., an embedded software and services provider, and several privately-held companies. Mr. Jones holds a B.S. degree in Mathematics and Computer Sciences from Georgetown University and an M.S. degree in Management from Massachusetts Institute of Technology.
William J. Miller Director since November 1994 Age 59
Mr. Miller has acted as an independent director and consultant to several technology companies since October 1999. From April 1996 through October 1999, Mr. Miller was Chief Executive Officer and Chairman of the Board of Directors of Avid Technology, Inc., a provider of digital tools for multimedia. Mr. Miller also served as President of Avid Technology from September 1996 through October 1999. From March 1992 to October 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation, a mass storage company. He was a member of the Board of Directors of Quantum, and Chairman thereof, from May 1992 and September 1993, respectively, to August 1995. From 1981 to March 1992, he served in various positions at Control Data Corporation, a supplier of computer hardware, software and services, most recently as Executive Vice President and President, Information Services. Mr. Miller serves on the Board of Directors of Waters Corporation, a scientific instrument manufacturing company, and ViewSonic Corporation, a global provider of visual display technology products. Mr. Miller holds B.A. and J.D. degrees from the University of Minnesota.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION
TO THE BOARD OF DIRECTORS OF EACH NAMED NOMINEE.

Directors Continuing in Office until Our 2006 Annual Meeting

Tench Coxe Director since June 1993 Age 47	Mr. Coxe is a managing director of the general partner of Sutter Hill Ventures, a venture capital investment firm. Prior to joining Sutter Hill Ventures in 1987, Mr. Coxe was Director of Marketing and MIS at Digital Communication Associates. Mr. Coxe also serves on the Board of Directors of Copper Mountain Networks Inc., a provider of high-speed DSL solutions, eLoyalty Corporation, a customer loyalty software firm, and several privately-held companies. Mr. Coxe holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from Harvard Business School.
Mark L. Perry Director since May 2005 Age 49
Mr. Perry currently serves as the senior business advisor for Gilead Sciences, Inc., reporting to the chief executive officer. Mr. Perry was an executive officer of Gilead from 1994 to 2004, serving in a variety of capacities, including General Counsel, Chief Financial Officer and most recently, Executive Vice President of Operations, responsible for worldwide sales and marketing, legal, manufacturing and facilities. From 1981 to 1994, Mr. Perry was with the law firm Cooley Godward llp in San Francisco and Palo Alto, serving as a partner of the firm from 1987 until 1994. Mr. Perry also serves as a member of the board of directors of IntraBiotics Pharmaceuticals, Inc., a pharmaceutical company, Nuvelo, Inc., a biopharmaceutical company and a privately-held biopharmaceutical company. Mr. Perry holds a B.A. degree in History from the University of California, Berkeley and a J.D. degree from the University of California, Davis.
Mark A. Stevens Director since June 1993 Age 45
Mr. Stevens has been a managing member of Sequoia Capital, a venture capital investment firm, since March 1993. Prior to that time, beginning in July 1989, he was an associate at Sequoia Capital. Prior to joining Sequoia, he held technical sales and marketing positions at Intel Corporation and was a member of the technical staff at Hughes Aircraft Company. Mr. Stevens currently serves on the boards of several privately held companies. Mr. Stevens holds a B.S.E.E. degree, a B.A. degree in Economics and an M.S. degree in Computer Engineering from the University of Southern California and an M.B.A. degree from Harvard Business School.

Directors Continuing in Office until Our 2007 Annual Meeting

James C. Gaither Director since December 1998 Age 67	Mr. Gaither is a managing director of Sutter Hill Ventures, a venture capital investment firm. He is a retired partner of the law firm of Cooley Godward llp and was a partner of the firm from 1971 until July 2000 and senior counsel to the firm from July 2000 to 2003. Prior to beginning his law practice with the firm in 1969, Mr. Gaither served as a law clerk to The Honorable Earl Warren, Chief Justice of the United States, Special Assistant to the Assistant Attorney General in the United States Department of Justice and Staff Assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University and is Vice Chairman of the Board of Directors of The William and Flora Hewlett Foundation and Chairman of the Board of Trustees of The Carnegie Endowment for International Peace. Mr. Gaither currently serves on the Board of Directors of Levi Strauss & Company, a manufacturer and marketer of brand-name apparel, and Siebel Systems, Inc., an information software systems company. Mr. Gaither holds a B.A. in Economics from Princeton University and a J.D. degree from Stanford University Law School.
Jen-Hsun Huang Director since April 1993 Age 42
Mr. Huang co-founded NVIDIA in April 1993 and has served as our President and Chief Executive Officer since that time. From 1985 to 1993, Mr. Huang was employed at LSI Logic Corporation, a computer chip manufacturer, where he held a variety of positions, most recently as Director of Coreware, the business unit responsible for LSI's "system-on-a-chip" strategy. From 1984 to 1985, Mr. Huang was a microprocessor designer for Advanced Micro Devices, Inc., a semiconductor company. Mr. Huang holds a B.S.E.E. degree from Oregon State University and an M.S.E.E. degree from Stanford University.
A. Brooke Seawell Director since December 1997 Age 57
Mr. Seawell has been a venture partner at New Enterprise Associates, a venture capital investment firm, since January 2005. From February 2000 to January 2005, Mr. Seawell was a partner of Technology Crossover Ventures. Mr. Seawell acted as an independent consultant to several technology companies from 1999 to 2000. From 1997 to 1998, Mr. Seawell was Executive Vice President of NetDynamics, Inc., an application server software company. From 1991 to 1997, Mr. Seawell was Senior Vice President and Chief Financial Officer of Synopsys, Inc., an electronic design automation software company. Mr. Seawell also serves on the Board of Directors of Informatica Corporation, a data integration software company, and several privately held companies. Mr. Seawell holds a B.A. degree in Economics and an M.B.A. degree in Finance from Stanford University.

Independence of the Members of the Board of Directors

        As required by The Nasdaq Stock Market, Inc.'s, or Nasdaq, listing standards, a majority of the members of our Board must qualify as "independent," as affirmatively determined by the Board. The Board's determinations should take into account all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in the pertinent listing standards of Nasdaq, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and NVIDIA, its senior management and its independent registered public accounting firm, the Board has determined that all of the directors are independent directors as independence is currently defined in Rule 4200(a)(15) of Nasdaq's listing standards, except for Mr. Huang.

        All members of the Audit Committee are independent as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of Nasdaq's listing standards. Rules promulgated by the Securities and Exchange Commission, or the SEC, require that we disclose whether a director qualifying as an "audit committee financial expert" serves on our Audit Committee. The Board has determined that Mr. Seawell qualifies as an "audit committee financial expert." The Board made a qualitative assessment of Mr. Seawell's level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

        All members of our Nominating and Corporate Governance Committee are considered to be independent under the applicable Nasdaq listing standards.

Corporate Governance Policies of the Board of Directors

        In January 2004, the Board documented the governance practices followed by NVIDIA by adopting Corporate Governance Policies to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The policies are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policies set forth the practices the Board will follow with respect to board composition and selection, regular evaluations of the Board and its committees, board meetings and involvement of senior management, chief executive officer performance evaluation, and board committees and compensation. The Corporate Governance Policies were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and rules promulgated by the SEC to implement provisions of the Sarbanes-Oxley Act of 2002. As required under Nasdaq's listing standards, our independent directors have in the past and will continue to meet regularly in scheduled executive sessions at which only independent directors are present. The Board has appointed Mr. Gaither lead independent director meaning that, among other things, he will preside over the executive sessions of the independent directors. Our Corporate Governance Policies may be viewed at www.nvidia.com.

Stockholder Communications with the Board of Directors

        Stockholders who wish to communicate with the Board or any of its members regarding nominations of directors or other matters may do so by sending written communications addressed to our Secretary at our executive offices at 2701 San Tomas Expressway, Santa Clara, California 95050. All stockholder communications received by NVIDIA that are addressed to the attention of the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee. Nominations of directors or other matters put forth by our stockholders will be reviewed by the Nominating and Corporate Governance Committee, which will determine whether these matters should be presented to the Board. The Nominating and Corporate Governance

Committee will give serious consideration to all such matters and will make its determination on matters to be presented to the Board in accordance with its charter and applicable laws.

Code of Ethics

        We have adopted a Worldwide Code of Ethics that applies to all our executive officers, directors and employees. In addition, we have adopted a Financial Team Code of Ethics that applies to our executive officers and directors and members of our finance, accounting and treasury departments. Both of the Worldwide Code of Ethics and the Financial Team Code of Ethics are available on our website at www.nvidia.com. If we make any amendments to the Worldwide Code of Ethics or the Financial Team Code of Ethics or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Committees of the Board of Directors

        The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees operates under a written charter, which may be viewed at www.nvidia.com. The following table provides membership and meeting information for our fiscal year 2005:

Name	Audit		Compensation		Nominating and Corporate Governance
Tench Coxe			X		X
James C. Gaither			X		X	*
Harvey C. Jones			X	*	X
William C. Miller	X	*
A. Brooke Seawell	X
Mark A. Stevens	X
Total meetings in fiscal year 2005	9		7		4

*
Committee Chairperson

        In May 2005, the Nominating and Corporate Governance Committee reviewed the members of each of the Board's committees for fiscal 2006 and made recommendations to the Board regarding committee membership. The Board approved the recommendations and, as a result, Mr. Perry took Mr. Stevens' position on the Audit Committee, Mr. Stevens became a member of the Compensation Committee, and Dr. Chu became a member of the Nominating and Corporate Governance Committee.

        The Board met seven times during the last fiscal year. We expect each Board member to attend each meeting of the Board and the committees on which he serves. Each Board member, with the exception of Dr. Chu, attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Audit Committee

        The Audit Committee of the Board oversees our corporate accounting and financial reporting process. In fulfilling this responsibility, the Audit Committee:

  •
  evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

  •
  determines and approves the engagement of the independent registered public accounting firm;

  •
  determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

  •
  reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

  •
  confers with management and our independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;

  •
  discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements;

  •
  reviews the financial statements to be included in our annual report; and

  •
  establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by NVIDIA regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

        The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for NVIDIA. In fulfilling this responsibility, the Compensation Committee:

  •
  reviews and approves the compensation and other terms of employment of our chief executive officer;

  •
  reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; and

  •
  administers our stock option and purchase plans, variable compensation plans and other similar programs.

        We also have a Non-Officer Stock Option Committee that may award stock options to employees who are not officers. Mr. Huang is the sole member of this Committee and he is authorized to make certain stock option grants under our equity incentive plans in accordance with guidelines established by the Compensation Committee.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of the Board:

  •
  identifies, reviews and evaluates candidates to serve as directors of NVIDIA (consistent with criteria approved by the Board);

  •
  recommends candidates for election to the Board;

  •
  makes recommendations to the Board regarding the membership of the committees of the Board;

  •
  assesses the performance of the Board; and

  •
  reviews and assesses our corporate governance principles.

        The Nominating and Corporate Governance Committee strives to select individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. The Committee will also consider any other factor which it deems relevant, including industry experience and diversity, in selecting individuals as director nominees.

COMPENSATION OF DIRECTORS

Employee Director Compensation

        Directors who are employees of the Company do not receive any fees or equity compensation for their service on the Board. In fiscal 2005, Mr. Huang was our only employee director.

Non-Employee Director Compensation

        The following table summarizes information on our compensation practices for our non-employee directors.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE FOR
FISCAL 2005 AND FISCAL 2006

Annual Cash Retainer	No
Initial Option Grant upon election to the Board	Option to purchase 75,000 shares of common stock
Annual Board Option Grant	Option to purchase 25,000 shares of common stock
Annual Committee Option Grant	Option to purchase 5,000 shares of common stock*
Reimbursement of expenses attendant to Board membership	Yes

      *
      Directors who serve on more than one committee have waived their option to purchase an additional 5,000 shares for sitting on a second committee in each of fiscal 2004, 2005 and 2006.

Cash Compensation

        Directors do not receive any cash compensation for their services as members of our Board, but are eligible for reimbursement for their expenses incurred in attending Board and committee meetings in accordance with our policies.

Equity Compensation

        Options to purchase shares of our common stock are automatically granted to our non-employee directors under our 1998 Non-Employee Directors' Stock Option Plan, or the Directors' Plan, and our 1998 Equity Incentive Plan, or the 1998 Plan. In July 2000, the Board amended the 1998 Plan, to incorporate the automatic grant provisions of the Directors' Plan into the 1998 Plan. All option grants to non-employee directors are non-discretionary and will be made from shares available under our 1998 Plan unless shares are otherwise available under the Directors' Plan. Please see "Change of Control Agreements" for a discussion of the change of control provisions of options to purchase shares of our common stock.

        Initial Grants.    Under the Directors' Plan, each non-employee director who is elected or appointed to our Board for the first time is automatically granted an option to purchase 75,000 shares on the date of election or appointment, which vests quarterly over a three-year period and has an exercise price equal to 100% of the closing price of our common stock as reported by Nasdaq for the last market-

trading day prior to the date of grant. On May 17, 2005, Mr. Perry was automatically granted an option to purchase 75,000 shares of our common stock at an exercise price of $25.42 per share.

        Annual Grants—Board Members.    On August 1st of each year each non-employee director is automatically granted an option to purchase 25,000 shares, or the Annual Grant. The Annual Grant begins vesting on the second anniversary of the date of the grant and vests quarterly during the next year. The Annual Grant will be fully vested on the third anniversary of the date of the grant, provided that the director has attended at least 75% of the meetings following the date of grant. On August 1, 2004, Messrs. Coxe, Gaither, Jones, Miller, Seawell and Stevens each received an option to purchase 25,000 shares of our common stock at an exercise price of $15.42 per share.

        Annual Grants—Committee Members.    On August 1st of each year, each non-employee director who is a member of a committee of the Board is automatically granted an option to purchase 5,000 shares, or the Committee Grant. A Committee Grant vests in full on the first anniversary of the date of the grant, provided that the applicable director has attended at least 75% of the committee meetings during the year following the date of the grant. On August 1, 2004, each of Messrs. Coxe, Gaither, Jones, Miller, Seawell and Stevens received a Committee Grant at an exercise price of $15.42 per share. Messrs. Coxe, Gaither and Jones all of whom were members of two committees during fiscal 2005 each waived their right to receive a second option to purchase 5,000 shares of our common stock, which they would have received for their service on a second committee.

        Annual Grants—Vesting.    If a non-employee director fails to attend at least 75% of the regularly scheduled meetings during the year following the grant of an option, rather than vesting as described previously, the Annual Grants will vest 30% upon the three-year anniversary of the grant date and 70% during the fourth year, such that in each case the entire option will become fully vested on the four-year anniversary of the date of the grant and the Committee Grants will vest annually over four years following the date of grant at the rate of 10% per year for the first three years and 70% for the fourth year. For the Annual Grants and Committee Grants, if the person has not been serving on the Board or committee since a prior year's annual meeting, the number of shares granted will be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve in such capacity.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of May 1, 2005 as to shares of our common stock beneficially owned by:

  •
  each director;

  •
  each of the executive officers named in the Summary Compensation Table;

  •
  all of our directors and executive officers as a group; and

  •
  all those known by us to be beneficial owners of more than five percent of our common stock.

        Beneficial ownership is determined in accordance with the rules promulgated by the SEC and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable within 60 days of May 1, 2005. Unless otherwise indicated, the address of each of the individuals listed below is c/o NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050.

		Shares Beneficially Owned (Including the Number of Shares Shown in the First Column)(1)
	Shares Issuable Pursuant to Options Exercisable Within 60 days of May 1, 2005
Name and Address of Beneficial Owner
		Number	Percent
Directors and Named Executive Officers
Jen-Hsun Huang(2)	2,739,248	11,362,335	6.6%
Marvin D. Burkett	275,000	284,879	*
Jeffrey D. Fisher(3)	323,220	520,885	*
Di Ma, Ph.D.(4)	—	78,691	*
David M. Shannon	171,875	181,720	*
Steven Chu, Ph.D.	18,750	18,750	*
Tench Coxe(5)	278,718	2,047,403	1.2
James C. Gaither(6)	329,968	1,125,255	*
Harvey C. Jones(7)	378,718	1,354,022	*
William J. Miller(8)	443,718	594,654	*
A. Brooke Seawell	578,718	653,718	*
Mark A. Stevens(9)	278,718	1,142,590	*
All directors and executive officers as a group (13 persons)(10)	5,962,951	19,970,366	11.4%

*
Less than one percent.

(1)
This table is based upon information provided to us by our officers and directors. Unless otherwise indicated in the relevant footnote to this table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages of beneficial ownerships are based on 168,951,231 shares of our common stock outstanding as of May 1, 2005, adjusted as required by rules promulgated by the SEC. Based on currently available Schedules 13D and 13G filed with the SEC, we do not know of any stockholders other than Jen-Hsun Huang and his wife, Lori Huang, who are beneficial owners of greater than 5% of our common stock.

(2)
Includes 7,755,922 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust u/a/d May 1, 1995, or the Trust, and 802,413 shares of common stock held by J. and L. Huang Investments, L.P., of which the Trust is the general partner. By virtue of their status as co-trustees of the Trust, each of Jen-Hsun Huang and Lori Huang may be deemed to have shared beneficial ownership of the 7,755,922 shares held by the Trust and the 802,413 shares held J. and L. Huang Investments, L.P. and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such securities.

(3)
Includes 161,665 shares of common stock held by the Fisher Family Trust, of which Mr. Fisher and his wife are trustees, and 36,000 shares held by Mr. Fisher and his wife, as custodian for their three minor children under the Uniform Gifts to Minors Act.

(4)
Includes 78,091 shares of common stock held by Dr. Ma and 600 shares held by Dr. Ma and his wife, as custodian for their two minor children under the Uniform Gifts to Minors Act. Dr. Ma resigned his position on January 31, 2005.

(5)
Includes 82,104 shares of common stock held in a retirement trust over which Mr. Coxe exercises voting and investment power, 246,582 shares held in The Coxe Revocable Trust, of which Mr. Coxe and his wife are co-trustees, or Trust, and 745,287 shares held by Sutter Hill Ventures, A California Limited Partnership, or Ltd. Partnership, of which Mr. Coxe is Managing Director of the General Partnership of Ltd Partnership. Mr. Coxe disclaims beneficial ownership in the shares held by Trust and Ltd. Partnership, except to the extent of his pecuniary interest in Ltd. Partnership.

(6)
Includes 745,287 shares of common stock held by Sutter Hill Ventures, A California Limited Partnership of which Mr. Gaither is a Managing Director of the General Partner of Ltd. Partnership. Mr. Gaither disclaims beneficial ownership in the shares held by Ltd. Partnership, except to the extent of his pecuniary interest in the Ltd. Partnership.

(7)
Includes 567,336 shares of common stock held by Mr. Jones, 384,048 shares of common stock held in the Jones Living Trust of which Mr. Jones and his wife are the trustees and 23,920 shares owned by ACK Family Partners of which Mr. Jones and his wife are the general partners. As one of the general partners, Mr. Jones is deemed to beneficially own all of the shares owned by ACK Family Partners.

(8)
Includes 150,936 shares held by the Millbor Family Trust, of which Mr. Miller and his wife are co-trustees.

(9)
Includes 427,872 shares held by The 3rd Millennium Trust, of which Mr. Stevens and his wife are co-trustees, and an aggregate of 715,000 shares of common stock owned by entities affiliated with Sequoia Capital: (a) 209,734 shares held by Sequoia Capital Franchise Fund; (b) 28,600 shares held by Sequoia Capital Franchise Partners; (c) 186,832 shares held by Sequoia Capital IX; (d) 25,989 shares held by Sequoia Capital Entrepreneurs Annex Fund; (e) 25,514 shares held by Sequoia Capital IX Principals Fund; (f) 189,981 shares held by Sequoia Capital X; (g) 27,838 shares held by Sequoia Capital Technology Partners X; and (h) 20,512 shares held by Sequoia Capital X Principals Fund. Mr. Stevens, a director of NVIDIA, is a general partner of these funds affiliated with Sequoia Capital, and therefore he may be deemed to beneficially own these shares; however, Mr. Stevens disclaims beneficial ownership of the shares held by these funds, except to the extent of his pecuniary interest therein.

(10)
Includes shares described in footnotes one through nine above.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 30, 2005, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

AUDIT COMMITTEE AND INDEPENDENT AUDITOR INFORMATION

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        The Audit Committee of the Board of Directors, or the Board, is composed of three directors, each of whom qualifies as "independent" under the current requirements of The Nasdaq Stock Market, Inc. and the Securities and Exchange Commission. The Audit Committee acts pursuant to a written charter that was originally adopted by the Board in May 2000 and was most recently amended and restated in April 2003. The Nominating and Corporate Governance Committee and the Board considers membership of the Audit Committee annually. The Audit Committee reviews and assesses the adequacy of its charter annually. The Audit Committee held nine meetings during fiscal 2005.

        In accordance with its charter, the Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of NVIDIA and its subsidiaries. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The Audit Committee provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee's members in business, financial and accounting matters. The Audit Committee relies, without independent verification, on the information provided by NVIDIA and on the representations made by management that the financial statements have been prepared with integrity and objectivity, on the representations of management, and the opinion of the independent registered public accounting firm that such financial statements have been prepared in conformity with GAAP.

        The Audit Committee reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews all financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace the independent registered public accounting firm for NVIDIA.

        Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, the Company's independent registered public accounting firm for fiscal 2005, was responsible for performing an independent audit of the consolidated financial statements in accordance with GAAP and issuing a report thereon and of its internal control over financial reporting as of January 30, 2005. Their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters are required to be disclosed to the Audit Committee under applicable accounting standards.

        In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2005 with management and PwC. Specifically, the Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as well as the auditors' independence from management and NVIDIA, including the matters in the written disclosures and the letter from the independent registered public accounting firm received by the Audit Committee in accordance with the requirements of the Independence Standards

Board Standard No. 1. The Audit Committee has also considered whether the provision of certain permitted non-audit services by PwC is compatible with their independence.

        During the course of fiscal 2005, management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting as a result of the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates at its meetings. Once the documentation, testing and evaluation were completed, the Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company's internal control over financial reporting as of January 30, 2005. During fiscal 2005, the Audit Committee met separately with members of the Company's Internal Audit department and independent registered public accounting firm, with and without management, to discuss the results of their examinations and their observations and recommendations regarding the Company's internal control over financial reporting. The Audit Committee also reviewed and discussed with PwC its attestation report on management's assessment of internal control over financial reporting and its review and report on the Company's internal control over financial reporting. NVIDIA filed these reports with the SEC in its annual report for fiscal 2005.

        Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the annual report for fiscal 2005.

AUDIT COMMITTEE
William J. Miller, Chairman A. Brooke Seawell Mark A. Stevens

FEES BILLED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The following is a summary of fees billed by PricewaterhouseCoopers LLP, or PWC, for fiscal 2005 for audit, tax and other professional services during the fiscal year and by KPMG LLP, our former auditors, for fiscal 2004 and a portion of fiscal 2005:

	2005(1)	2005(2)	2004
AUDIT FEES(3):	$39,700	$1,733,600	$885,000
AUDIT-RELATED FEES(4):	—	—	24,000
TAX FEES(5):	101,568	176,368	156,000
ALL OTHER FEES(6):	31,350	1,500	—

TOTAL FEES	$172,618	$1,911,468	$1,065,000

(1)
Fee information for services rendered by KPMG from January 26, 2004 through March 22, 2005.

(2)
Fees paid to PwC from April 2005 through the audit for fiscal 2005.

(3)
Audit fees include fees for the audit of our consolidated financial statements, the initial audit of our internal control over financial reporting (for fiscal 2005), as mandated by the Sarbanes Oxley Act of 2002, reviews of our quarterly financial statements, including our annual report, and include fees for SEC registration statements and consents, and consultation on accounting standards or transactions. KPMG fees also include statutory audits of foreign subsidiaries.

(4)
Audit-related fees include fees for professional services rendered in connection of audit-related services. KPMG fees also include work related to merger and acquisition activities.

(5)
Tax services fees consist of tax compliance and consultation services.

(6)
All other fees consist of fees for products or services other than those included above.

        All of the fiscal 2005 fees described above paid to PwC were pre-approved by the Audit Committee with the exception of a $1,500 payment to PwC related to the use of an accounting regulatory database. The Audit Committee determined that the rendering of non-audit services by PwC was compatible with maintaining PwC's independence.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted policies and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm are engaged to provide each service. The pre-approval of non-audit services has been delegated to Mr. Miller, the Chairman of the Audit Committee, who must report all such pre-approvals to the full Audit Committee at its next meeting.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2006

        The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for our fiscal year ending January 29, 2006. Stockholder ratification of the Audit Committee's selection of PwC is not required by our bylaws or any other governing documents or laws. However, we are submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if they determine that such a change would be in the best interests of NVIDIA and our stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this Proposal has been approved.

        NVIDIA expects that a representative of PwC will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Changes in Independent Registered Public Accounting Firm during Fiscal 2005

        KPMG LLP, or KPMG, served as our independent auditors from April 1995 to March 2004. As part of our desire to embrace good corporate governance practices, in March 2004, the Audit Committee requested proposals from Deloitte & Touche LLP, Ernst & Young LLP, PwC and KPMG, with regard to the audit engagement for fiscal 2005.

        After a careful evaluation of each of the proposals, the Audit Committee determined to dismiss KPMG and to engage PwC as our independent auditors for our fiscal year ending January 30, 2005. On April 26, 2004, we filed a Current Report on Form 8-K disclosing that KPMG was dismissed as our independent accountants and was replaced by PwC.

        The report from KPMG on our consolidated financial statements during the fiscal year ended January 25, 2004 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: the KPMG report on the consolidated financial statements of NVIDIA and subsidiaries as of and for the years ended January 25, 2004 and January 26, 2003 contained a separate paragraph stating "As discussed in Note 1 of the accompanying notes to consolidated financial statements, effective January 28, 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets."

        During the completed fiscal year ended January 25, 2004 and through the subsequent interim period preceding the dismissal of KPMG, there were no disagreements with KPMG on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused it to make a reference to the subject matter of the disagreement in connection with its report. During the completed fiscal year ended January 25, 2004 and through the subsequent interim period preceding the dismissal of KPMG, there were no "reportable events" (hereinafter defined) requiring disclosure pursuant to Section 229.304(a)(1)(v) of Regulation S-K. The term "reportable event" means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Section 304 of Regulation S-K.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Introduction

        The Board of Directors has delegated the power and authority to review, modify and approve compensation policies and practices and to administer the Company's equity plans to the Compensation Committee. The Compensation Committee annually evaluates and establishes the compensation policies for the chief executive officer and other members of senior management including the named executive officers. Messrs. Jones (Chairman), Coxe and Gaither, all non-employee directors, comprise the Compensation Committee. The Compensation Committee reviews its determinations regarding executive compensation with all of the non-employee directors.

Compensation Philosophy and Objectives

        The Compensation Committee believes that compensation of the Company's executive officers should:

  •
  provide a means for NVIDIA to attract, retain and reward high-quality executives and other employees who will contribute to the long-term success of NVIDIA in a competitive and rapidly changing technology environment;

  •
  inspire executive officers, including the Company's chief executive officer, to achieve the Company's business objectives; and

  •
  align the financial interests of the executive officers and other employees with those of the stockholders.

        The Committee's approach regarding base salaries for executives is conservative, with the goal of maintaining base salaries at or somewhat below the industry median for comparable semiconductor and other similar companies.

Compensation Plans and Actions

        The Compensation Committee uses two types of compensation to achieve its overall compensation objectives—annual compensation and long-term compensation. Annual compensation is comprised of base salary and variable cash compensation, while long-term compensation is generally comprised of stock options. NVIDIA employees, including its executive officers, are employed at will and do not have employment agreements, severance payment arrangements or payments arrangements that would be triggered by a "change in control" of NVIDIA.

        Base Salary.    The Committee recognizes the importance of maintaining base cash compensation levels that are competitive with the semiconductor and other leading technology companies with which NVIDIA competes for talent. Base salary for executives is targeted in reference to companies in similar businesses and with similar characteristics such as sales volume, capitalization and financial performance. The Committee receives this data through an annual survey that includes third party data, such as the Radford Survey. In 2005, the Committee retained the services of a nationally-recognized compensation consultant firm to provide data and analysis concerning the Company's compensation practices and those of comparable companies. The Committee reviews annual salaries for all of the

Company's executive officers, except the chief executive officer, with the chief executive officer. The Committee reviews the chief executive officer's compensation in executive session. In addition to other features, the annual salary plan takes into account past performance and expected future contributions of the individual executive.

        Variable Compensation.    In addition to earning a base salary, executive and certain members of senior management are eligible to receive additional cash compensation through the Company's annual variable compensation plan. During fiscal 2005, the Company moved from a semi-annual cash incentive plan to an annual variable compensation plan for executive officers and certain other senior employees, or, together, the participants. The variable compensation plan is intended to motivate executives to achieve specific company-wide and individual operating and strategic objectives. Potential payment levels under this plan are established in reference to variable compensation levels at similar companies, with data received through the annual survey and through information provided by the compensation consulting firm, as discussed above. The combination of annual salary and variable compensation is targeted to bring the participant's total cash compensation to levels that are at approximately the industry median for comparable semiconductor and other similar companies.

        Under the Fiscal Year 2006 Variable Compensation Plan, variable cash compensation will be paid to the Company's chief executive officer, executive officers and senior management if NVIDIA achieves pre-set NVIDIA targets and individuals achieve their individual goals, which were determined by the Compensation Committee for the chief executive officer and by the executive officers for senior management during the Company's first quarter. Fifty percent (50%) of a participant's potential variable cash compensation will be allocated to the achievement of corporate objectives and fifty percent (50%) will be allocated to the achievement of individual objectives. The NVIDIA performance criteria for each participant will be based on net income or gross margin objectives as set by the Compensation Committee based on recommendations by the chief executive officer. The achievement of individual targets is determined by the Compensation Committee in the case of the chief executive officer and by the executive officers in the case of senior management. Variable compensation resulting from achievement of the NVIDIA targets is determined by the Compensation Committee. The Compensation Committee may modify these goals and criteria or grant additional variable cash compensation to the chief executive officer, the executive officers and other senior managers even if the performance goals are not met.

        Equity Compensation.    Equity compensation, which the Committee considers to be long term compensation, is an integral component of the Company's efforts to attract and retain exceptional executives, senior management and employees at the level of director. The Compensation Committee believes that properly structured equity compensation aligns the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock appreciation as stock options are only valuable to the employee if the value of the Company's common stock increases after the date of grant. While equity compensation is an important part of the overall compensation policy, the Committee is sensitive to the concerns of the Company's stockholders regarding the potentially dilutive impact of stock option grants and other equity compensation awarded to employees. Accordingly, the Compensation Committee strives to maximize stockholders' value by granting the minimum level of options or other equity compensation that is necessary to motivate management and employees to achieve the highest quality results. Consistent with this objective, the Company and the Committee have reduced:

  •
  potential dilution from employee equity;

  •
  new options granted during a fiscal year as a percentage of outstanding common stock at year-end;

  •
  the average stock option grant to a new hires; and

  •
  aggregate annual option grants.

        The management makes an annual recommendation to the Committee regarding the overall company wide stock option pool for the fiscal year. In developing the recommendation, the Company considers its performance, anticipated hiring, competitive practices, and impact on dilution. For fiscal 2005, the Compensation Committee established a target annual dilution from new stock option grants at a range of 4.0-4.5% which included grants to all executive officers, including our chief executive officer and the automatic grants to our Board members. In fiscal 2005, the annual dilution rate from new stock option grants was 3.9%. The Committee has set a target of 3.5-4.0% for fiscal 2006. The target may not be exceeded without the consent of the Committee. The Committee expects this range to vary in future periods based on a variety of factors, including the Company's growth rate, industry and market conditions, the competitive environment and accounting and regulatory developments. Due to the unknown impact of potential merger and acquisition activity, the fiscal 2006 target does not include any grants that may result from such events.

        The Committee continues to provide equity incentives to executive officers and senior management in the form of stock options, which are granted under the Company's 1998 Equity Incentive Plan at not less than the closing price of the Company's common stock as reported on the Nasdaq National Market, or Nasdaq, for the last market-trading day prior to the date of grant. The size of an option grant is determined based on competitive practices in the technology industry and the Committee's philosophy of significantly linking executive compensation with stockholder interests. Stock options grants are based on a number of factors, including individual performance, job level, expected future performance and the competitive environment.

        NVIDIA stock option programs are broad-based, and in fiscal 2005, options to purchase shares of common stock were issued to approximately 88% of its employees for a total of 8,259,926. Out of the grants to employees, the chief executive officer and the named executive officers received option grants to purchase 490,000 shares of common stock, or approximately 5.9% of the total options granted to employees under the NVIDIA equity plans. The Compensation Committee determined that each of the executive officers should receive a grant for fiscal 2005.

        Executive officers are also generally eligible to participate in the 1998 Employee Stock Purchase Plan. Participation levels in such plan are at the discretion of each executive but may not exceed the lower of ten percent of their annual salary or $25,000 annually. As a result of applicable laws regarding stock ownership, Mr. Huang is not eligible to participate in this plan.

        The Committee believes the programs described above provide compensation that is competitive with comparable technology companies, that they provide the basis for the Company to attract and retain qualified executive officers, and that they link the interests of executive officers together with yours as stockholders. The Committee will continue to monitor the relationship among executive compensation, the Company's performance and stockholder value. The Committee believes that these actions were appropriate and plans to continue to monitor the Company's equity compensation plans in light of changing market, financial and regulatory conditions.

        Personal Benefits.    NVIDIA seeks to maintain an egalitarian culture in its facilities and operations. NVIDIA does not provide officers with reserved parking spaces or separate dining or other facilities. The Company also does not have programs that provide personal-benefit perquisites to officers, such as lodging or defraying the cost of personal entertainment or family travel. NVIDIA health care and other insurance programs are the same for all eligible employees, including officers. There are no outstanding loans of any kind to any executive officer, and since 2002, federal law and our Code of Ethics has prohibited loans to executive officers by the Company. NVIDIA expects its officers to be role models under its Code of Ethics, which are applicable to all employees, and officers are not entitled to operate under lesser standards.

Chief Executive Officer Compensation

        A process similar to that discussed above for executive officers is used to determine compensation for Jen-Hsun Huang, President and Chief Executive Officer. Following review of compensation paid to chief executive officers of other comparable technology companies in February 2004, the Committee maintained Mr. Huang's base salary for fiscal 2005 at $400,000, the same base compensation level has been provided for the previous four fiscal years. Mr. Huang's fiscal 2005 variable compensation target was maintained at $800,000, and its delivery was conditioned on the Company achieving key financial objectives and Mr. Huang achieving certain key individual targets. Mr. Huang's individual targets were set by the Compensation Committee during the first quarter of fiscal 2005. The Compensation Committee with the help of Mr. Huang, also set the financial objectives during the first quarter of fiscal 2005.

        Following the completion of fiscal 2005, the Committee determined that none of the key financial objectives were achieved meaning that Mr. Huang was not entitled to any variable compensation for the completion of the financial objectives. However, the Committee determined that Mr. Huang achieved his individual objectives and awarded him variable cash compensation in the amount of $480,000. When evaluating Mr. Huang's performance, the Committee takes into account the complexity of running the business, rapid change in the technology sector and the Company's ongoing globalization. The variable compensation was paid during the first quarter of the Company's fiscal 2006.

        During the first quarter of fiscal 2005, the Committee awarded Mr. Huang a performance stock option grant to purchase 200,000 shares of the Company's common stock. The exercise price for the stock option is $26.24 a share, which was equal to the closing price of the Company's common stock as reported by Nasdaq for the last market-trading day prior to the date of grant. The shares subject to the option granted to Mr. Huang vest 25% four years and three months after the date of grant and the remaining 75% of the shares subject to the option vest in equal quarterly installments over a nine month period. This option shall be fully vested on the fifth anniversary of the date of grant. The fiscal 2005 grant was intended to continue to maintain the overall competitiveness of Mr. Huang's compensation package by providing long-term incentives and, therefore, vesting on such grant was set to occur only in 2008, thereby strengthening the alignment of Mr. Huang's interests with those of the stockholders.

        In April 2005, the Committee analyzed Mr. Huang's base and variable compensation in light of the scope of the Company's operations, Mr. Huang's contributions and potential contributions, and data provided by the compensation firm with respect to comparable companies. The Committee approved an increase in base compensation for Mr. Huang for fiscal 2006 from $400,000 to $500,000 and a total variable compensation target (assuming achievement of the target amount under the 2006 Plan) for Mr. Huang of $1,000,000 for fiscal 2006, an increase of $200,000 from the level of $800,000 in fiscal 2005. As noted above, prior to this increase, Mr. Huang's base compensation had not increased since fiscal 2001 and his potential variable compensation level had not increased since fiscal 2003. Since fiscal 2000 the Company's annual revenues had grown from approximately $374.5 million to approximately $2.0 billion for fiscal 2005.

        After discussion of Mr. Huang's base and variable compensation, the Committee reviewed Mr. Huang's equity compensation. As a result of the review, Mr. Huang received a performance stock option grant to purchase 250,000 shares of the Company's common stock. The exercise price for 200,000 shares of the option is $26.24 a share, which was equal to the closing price of the Company's common stock as reported by Nasdaq for the last market-trading day prior to the date of grant and the exercise price for the remaining 50,000 shares is $30.00 a share which represents a premium over the exercise price as determined by the 1998 Plan. The shares subject to the option granted to Mr. Huang vest 25% four years and three months after the date of grant and the remaining 75% of the shares subject to the option vest in equal quarterly installments over a nine month period. This option shall be fully vested on the fifth anniversary of the date of grant. The fiscal 2006 grant is consistent with the

Committee's objective of aligning Mr. Huang's interests with those of the Company's stockholders. The Committee intends to continue to monitor Mr. Huang's compensation level in light of his performance and the compensation levels of executives at comparable companies.

Federal Tax Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that NVIDIA may deduct in any one year with respect to its chief executive officer and each of its next four most highly compensated executive officers. Certain performance-based compensation within the meaning of Section 162(m) is not subject to the deduction limit. To maintain flexibility in compensating the chief executive officer and the executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE
Harvey C. Jones, Chairman Tench Coxe James C. Gaither

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        For the fiscal year ended January 30, 2005, the Compensation Committee consisted of Messrs. Coxe, Gaither and Jones. No member of the Compensation Committee is an officer or employee of NVIDIA, and none of our executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. Each of our directors, except for Dr. Chu, has purchased and holds NVIDIA securities.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

        The following table presents summary information for the fiscal years ended January 26, 2003, January 25, 2004 and January 30, 2005 concerning the compensation awarded or paid to, or earned by our chief executive officer and the other four most highly compensated executive officers at January 30, 2005. These individuals in the table below are referred to as the named executive officers.

Long Term Compensation
Annual Compensation
Awards Securities Underlying Options (#)
Name and Principal Position	Fiscal Year	Salary ($)	Variable Cash Compensation/ Bonus ($)(1)
Jen-Hsun Huang President and Chief Executive Officer	2005 2004 2003	$400,000 400,000 400,763	$480,000 412,000 —	200,000 200,000 250,000
Marvin D. Burkett(2) Chief Financial Officer	2005 2004 2003	300,000 300,000 137,769	180,000 368,780 124,500	90,000 — 400,000
Jeffrey D. Fisher Executive Vice President, Worldwide Sales	2005 2004 2003	300,000 300,000 300,875	150,000 193,280 —	80,000 70,000 40,000
David M. Shannon(3) Vice President and General Counsel	2005 2004 2003	250,000 250,000 128,989	120,000 140,711 350,000	60,000 — 250,000
Di Ma, Ph.D.(4) Vice President, Operations	2005 2004 2003	243,643 225,000 225,413	125,000 166,966 —	60,000 70,000 40,000

(1)
Amounts included in this column were amounts paid to the named executive officers as variable cash compensation for the achievement of personal objectives during fiscal 2005. Variable cash compensation earned during fiscal 2005 was paid to the named executive officers in the first quarter of fiscal 2006.

(2)
Mr. Burkett joined NVIDIA as Chief Financial Officer in September 2002.

(3)
Mr. Shannon joined NVIDIA as Vice President and General Counsel in July 2002.

(4)
Dr. Ma left NVIDIA on January 31, 2005.

Stock Option Grants and Exercises

Option Grants in Fiscal 2005

        We grant options to purchase shares of our common stock to our named executive officers under our 1998 Equity Incentive Plan, or the 1998 Plan. As of May 1, 2005, options to purchase a total of 38,744,881 shares were outstanding under the 1998 Plan and options to purchase 8,793,348 shares remained available for grant under the 1998 Plan. The following table presents each stock option grant during fiscal 2005 to each of the named executive officers. The exercise price of each option was equal to the closing price of our common stock as reported by Nasdaq for the last market-trading day prior to the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

        The following table also presents the potential aggregate increase in market capitalization of NVIDIA based upon the 167,089,545 outstanding shares of common stock as of January 30, 2005. The potential realizable value is calculated based on the applicable term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

  •
  multiplying the number of shares of common stock subject to a given option by the exercise price per share;

  •
  assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the option; and

  •
  subtracting from that result the aggregate option exercise price.

        All shares listed in the following table under the heading "Number of Securities Underlying Options Granted" are subject to vesting. The shares subject to the option granted to Mr. Huang vest 25% four years and three months after the date of grant and the remaining 75% of the shares subject to the option vest in equal quarterly installments over a nine month period. This option shall be fully vested on the fifth year anniversary of the date of grant and has a seven-year term. The shares subject to the options granted to Mr. Fisher and Dr. Ma vest 25% one year and three months after the date of grant and the remaining 75% of the shares subject to the option vest in equal quarterly installments over a two year and nine month period. These options shall be fully vested on the fourth year anniversary of the date of grant. The shares subject to the options granted to Messrs. Burkett and Shannon vest 25% two years and nine months after the date of the grant and the remaining 75% of the shares subject to the option vest in equal quarterly installments over a one year three month period. These options shall be fully vested on the fourth year anniversary of the date of grant. The options grants to Messrs. Burkett, Fisher and Shannon and Dr. Ma have six year terms. The term of each option is subject to earlier termination if the optionee's service with us ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable.

        Percentages shown under "Percent of Total Options Granted to Employees in Fiscal Year" are based on an aggregate of 8,259,926 options granted to our employees under all of our equity incentive plans during the fiscal year ended January 30, 2005.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)
Name			Exercise Price Per Share ($)	Expiration Date
					5% ($)	10% ($)
Jen-Hsun Huang	200,000	2.4%	$26.24	04/12/11	$2,136,463	$4,978,868
Marvin D. Burkett	90,000	1.0	26.24	04/12/10	803,170	1,822,119
Jeffrey D. Fisher	80,000	1.0	26.24	04/12/10	713,929	1,619,661
Di Ma, Ph.D.	60,000	0.7	26.24	04/12/10	535,447	1,214,745
David M. Shannon	60,000	0.7	26.24	04/12/10	535,447	1,214,746

Price per share and total increase in market value of NVIDIA common stock for all stockholders at assumed annual rates of 5% and 10% stock price appreciations from $22.88 per share at January 28, 2005, the last trading day prior to our fiscal year end, over a seven year period, based on 167,089,545 shares outstanding on January 30, 2005.					$32.19 per share $5.4 billion	$44.59 per share $7.4 billion

Aggregated Option Exercises in Fiscal 2005 and Option Values at January 30, 2005

        The following table presents the aggregate option exercises during fiscal 2005, as well as the number and value of securities underlying unexercised options that are held by each named executive officer as of January 30, 2005.

        Amounts shown under the heading "Value Realized" are based on the fair market value of our common stock on the exercise date as reported on Nasdaq, less the aggregate exercise price.

        Amounts shown under the column "Value of Unexercised In-the-Money Options at January 30, 2005" are based on a price of $22.88 per share, which was the last reported sale price of our common stock on Nasdaq on January 28, 2005, the last trading day of fiscal 2005, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. The exercise price of each option was equal to the closing price of our common stock as reported by Nasdaq for the last market-trading day prior to the date of grant and, therefore, the value of unexercised in-the-money options is derived from the increase in the price of our common stock from the exercise price.

			Number of Securities Underlying Unexercised Options at January 30, 2005
					Value of Unexercised In-the-Money Options at January 30, 2005
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Jen-Hsun Huang	0	$0	3,149,000	930,000	$49,942,498	$2,811,140
Marvin D. Burkett	0	0	225,000	265,000	3,015,000	2,345,000
Jeffrey D. Fisher	29,200	583,302	308,220	130,000	4,641,290	426,131
Di Ma, Ph.D.	42,600	358,188	39,900	107,500	329,384	406,354
David M. Shannon	0	0	156,250	153,750	1,845,313	1,107,188

CHANGE OF CONTROL AGREEMENTS

        1998 Equity Incentive Plan and 2000 Nonstatutory Equity Incentive Plan.    If we sell substantially all of our assets, or we are involved in any merger or any consolidation in which we are not the surviving corporation, or if there is any other change in control, all outstanding awards under the 1998 Equity Incentive Plan and the 2000 Nonstatutory Equity Incentive Plan will either (a) be assumed or substituted for by the surviving entity or (b) if not assumed or substituted, the vesting and excercisability of the awards will accelerate in full and the awards will terminate if they are not exercised prior to the closing of the change of control.

EQUITY COMPENSATION PLAN INFORMATION

        The number of shares issuable upon exercise of outstanding stock options, the weighted-average exercise price of the outstanding options, and the number of stock options remaining for future issuance for each of our equity compensation plans as of January 30, 2005 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders(1)	38,548,638	$15.63	(4)	25,468,972	(2)
Equity compensation plans not approved by security holders(3)	7,611,519	$18.45	(4)	10,505,378

Total	46,160,157	$16.10	(4)	35,974,350

(1)
This row includes our 1998 Equity Incentive Plan, 1998 Non-Employee Director Stock Option Plan and 1998 Employee Stock Purchase Plan.

(2)
Excludes the 3,551,702 shares that automatically became available for purchase on January 30, 2005 pursuant to the terms of the NVIDIA Corporation 1998 Employee Stock Purchase Plan. The Registration on Form S-8 registering these shares with the SEC was filed in April 2005.

(3)
This row includes our 2000 Nonstatutory Equity Incentive Plan.

(4)
Represents the weighted average exercise price of outstanding stock options only.

2000 Nonstatutory Equity Incentive Plan

        General.    The 2000 Nonstatutory Equity Incentive Plan, or the 2000 Plan, provides for the grant of nonstatutory stock options to employees and directors of, and consultants to, NVIDIA or affiliates of NVIDIA. As of May 1, 2005, under the 2000 Plan there were 21,939,202 shares of common stock authorized for issuance, of which 7,159,771 shares are subject to outstanding stock option grants and 10,546,825 shares are available for future grant and issuance. Under the terms of the 2000 Plan, the number of available shares may increase in the future as a result of cancellations or expirations of granted options or the repurchase of unvested restricted stock and stock bonuses. The 2000 Plan will expire upon the earlier of its termination by our Board or when there are no more shares available for issuance under the 2000 Plan. The 2000 Plan is administered by the Compensation Committee. However, the Board may also administer the 2000 Plan.

        Terms of Stock Awards.    The terms and price of nonstatutory stock options, stock bonuses and rights to purchase restricted stock granted under the 2000 Plan are set forth in each optionee's option agreement. The term of such nonstatutory stock options is either six or 10 years. Grants made after May 8, 2003 have six year terms, unless determined otherwise by the Compensation Committee or the Board. Until April 2004, initial options granted to new employees would vest over a period of four years, with 25% of the shares vesting one year from the date of grant and the remaining 75% of the shares vesting each quarter over the subsequent three years. During this same time period, stock options granted to existing employees generally would vest each quarter over a four-year period from the date of grant. Beginning in April 2004, new employees' initial options vest over a three-year period on a quarterly basis and accordingly, the size of the initial grants was reduced by an average of 25% for fiscal 2005. Performance grants to existing employees will also vest over a three-year period; however, the option will not begin vesting until the second anniversary of the date of grant, after which time the option will vest in quarterly increments over the remaining one-year period. The size of performance grants was also reduced by an average of 25% for fiscal 2005. In the future, stock options may have the same or different vesting terms. Generally, an option terminates three months after the termination of the optionee's service to NVIDIA. If the termination is due to the optionee's disability, the exercise period generally is extended to 12 months. If the termination is due to the optionee's death or if the optionee dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

OTHER INFORMATION

PERFORMANCE MEASUREMENT COMPARISON

        This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        The following graph shows a comparison, since January 28, 2000, of cumulative total return for NVIDIA common stock, the S & P 500 Index and the S & P 500 Semiconductors Index. Total return is based on historical results and is not intended to indicate future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG NVIDIA CORPORATION, THE S & P 500 INDEX
AND THE S & P 500 SEMICONDUCTORS INDEX

*
$100 invested on January 31, 2000 in NVIDIA common stock or on January 28, 2000 in each of the S & P 500 Index and S & P 500 Semiconductors Index. Total return assumes reinvestment of dividends in each of the indices indicated; we have never paid dividends on our common stock.

Copyright © 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

CERTAIN TRANSACTIONS

        We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of NVIDIA, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also intend to execute these agreements with our future executive officers and directors.

        See the section above entitled "Change of Control Agreements" for a description of the terms of our 1998 Equity Incentive Plan and 2000 Nonstatutory Equity Incentive Plan related to a change of control of NVIDIA.

HOUSEHOLDING OF PROXY MATERIALS FOR BENEFICIAL HOLDERS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, prospectuses and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of proxy statements, prospectuses and annual reports, as the case may be, addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        If you currently receive multiple copies of our proxy statement and annual report at your address and would like to request "householding" of your communications, please contact your broker. Once you have elected "householding" of your communications, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker.

ELECTRONIC DELIVERY OF FUTURE COMMUNICATIONS

        We are encouraging all of our stockholders, both beneficial and holders of record, to receive future financial communications via the Internet, including our annual report, proxy statement and other documents relating to future annual meetings of stockholders. Receiving these financial communications electronically will assist us in controlling the costs relating to the printing and distribution of these materials. If you are a stockholder of record, you may elect to receive future financial communications over the Internet by following the instructions included on your proxy card and if you are a beneficial owner, by following the instructions provided in the Voting Instruction Form included with this proxy statement.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David M. Shannon Secretary
May 31, 2005

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 2005 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2701 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95050.

PROXY

NVIDIA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Jen-Hsun Huang and Marvin Burkett, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of NVIDIA Corporation (the "Company") to be held at the Company's executive offices at 2701 San Tomas Expressway, Santa Clara, California on Thursday, July 21, 2005 at 9:00 a.m., Pacific Time, or any postponement or adjournment thereof, and instructs said Proxies to vote as follows:

        Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposal 2, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting.

(Continued, and to be marked, dated and signed, on the other side)

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The Board of Directors recommends a vote FOR the election of directors and FOR Item 2.	Please mark here for Address Change or Comments	☐
SEE REVERSE SIDE
FOR all nominees listed below (except as marked to the contrary)		WITHHOLD AUTHORITY to vote for all nominees listed below		FOR	AGAINST	ABSTAIN
ITEM 1.	ELECTION OF DIRECTORS ☐ ☐	ITEM 2—	TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED ACCOUNTING FIRM.	☐	☐	☐
Nominees: 01 Steven Chu, Ph.D.
	02 Harvey C. Jones 03 William J. Miller	ITEM 3—	IN THEIR DESCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENTS THEREOF.
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
Dated:	, 2005
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QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
BOARD OF DIRECTORS AND COMMITTEE INFORMATION
PROPOSAL 1 ELECTION OF BOARD OF DIRECTORS AND COMMITTEES
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